Exhibit 15.1

Microsoft Corporation

One Microsoft Way

Redmond, Washington 98052-6399

We have reviewed, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the unaudited interim financial information of Microsoft Corporation and subsidiaries (the “Company”) for the three-month periods ended September 30, 2018 and 2017, and have issued our report dated October 24, 2018. As indicated in such report, because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which was included in your Quarterly Report on Form 10-Q for the quarter ended September 30, 2018, is being incorporated by reference in this Registration Statement.

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

/s/ DELOITTE & TOUCHE LLP

Seattle Washington

October 30, 2018